                                                                  EXHIBIT (A)(8)





                                                                     REINSURANCE
                                                                       AGREEMENT




                                     Between

              THE MANUFACTURERS LIFE INSURANCE COMPANY OF NEW YORK

                                       of

                                  Rye, New York

                                       and

                 THE MANUFACTURERS LIFE INSURANCE COMPANY (USA)

                                       of

                           Bloomfield Hills, Michigan











                                                                      YRT of VUL

                                TABLE OF CONTENTS


                                                                         Page
                                                                         ----

A.    REINSURANCE COVERAGE                                                 1

B.    PAYMENTS BY CEDING COMPANY                                           2

C.    PAYMENTS BY REINSURER                                                2

D.    REPORTS AND ACCOUNTING FOR REINSURANCE                               2

E.    TERMS OF REINSURANCE                                                 3

F.    MATERIAL CHANGES                                                     5

G.    ARBITRATION                                                          5

H.    INSOLVENCY                                                           6

I.    REPRESENTATIONS                                                      7

J.    TERMINATION                                                          7

K.    PAYMENTS AND ACCOUNTING UPON                                         7
      TERMINATION OF AGREEMENT

L.    OFFSET                                                               8

M.    MISCELLANEOUS                                                        8

N.    EXECUTION                                                           10

      DEFINITION OF TERMS                                                 11

                                                                  Page

SCHEDULE I
      QUOTA SHARE AND POLICIES SUBJECT 13
      TO REINSURANCE

SCHEDULE II, PART A
      SUMMARY OF MONETARY TRANSACTIONS                              14

SCHEDULE II, PART B
      SUMMARY OF MONETARY TRANSACTIONS                              15

SCHEDULE III
      ANNUAL REPORT                                                 16

SCHEDULE IV
      ALLOWANCES                                                    17

SCHEDULE V
      ARBITRATION SCHEDULE                                          18

                   YEARLY RENEWABLE TERM REINSURANCE AGREEMENT

                                     between

              THE MANUFACTURERS LIFE INSURANCE COMPANY OF NEW YORK

                                       of

                                  Rye, New York

                       referred to as the "CEDING COMPANY"



                                       and

                 THE MANUFACTURERS LIFE INSURANCE COMPANY (USA)

                                       of

                           Bloomfield Hills, Michigan

                         referred to as the "REINSURER."




                             A. REINSURANCE COVERAGE

 1. The CEDING COMPANY shall cede, and the REINSURER shall accept, reinsurance of a Quota Share (as defined in the Definition of Terms) of the net amount at risk on each Policy (as defined in the Definition of Terms) on a yearly renewable term (YRT) basis. The Quota Share for a Policy is determined as defined in Schedule I.

 2. The liability of the REINSURER shall begin simultaneously with that of the CEDING COMPANY, but in no event prior to the Effective Date or until this Agreement has been executed by both the CEDING COMPANY and the REINSURER.

 3.   The Effective Date of this Agreement is __________, 1998.

 4. Reinsurance of a Policy shall be maintained in force without reduction so long as the liability of the CEDING COMPANY under such Policy remains in force without reduction, unless reinsurance is terminated or reduced as provided herein.

 5. In no event shall reinsurance be in force under this Agreement for a Policy unless the Policy's issue and delivery complies with the laws of all applicable jurisdictions and the CEDING COMPANY's corporate charter.


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6.   As provided in section E. paragraph 5. below, the REINSURER shall maintain a letter of credit in favor of the CEDING COMPANY in accordance with the terms of New York State Insurance Department Regulation 133 to allow the CEDING COMPANY to take credit for the reserves ceded.


                          B. PAYMENTS BY CEDING COMPANY


1. The CEDING COMPANY shall pay the REINSURER ongoing reinsurance premiums according to Schedule IV.


                            C. PAYMENTS BY REINSURER


1. The REINSURER shall reimburse the CEDING COMPANY for its Quota Shares of the following amounts on the Policies incurred by the CEDING COMPANY during the Accounting Period:

             a) Death Benefits
             b) Unusual Expenses

2.   The REINSURER shall pay commission allowances as specified in Schedule IV.



                    D. REPORTS AND ACCOUNTING FOR REINSURANCE

1. The CEDING COMPANY shall summarize all monetary transactions under this Agreement by submitting a written report within forty (40) days following the end of each month. The report shall be formatted as set forth in
     Schedule II, parts A and B. Any net amounts shown in such reports as due from the CEDING COMPANY shall be due and payable by the CEDING COMPANY when submitting the reports to the REINSURER. If a report shows a net amount due from the REINSURER, the net amount shall be due and payable by the REINSURER within thirty (30) days of its receipt of such report. Payments made after that time frame shall be subject to interest charges for the late period using the 90 day Treasury rate of the Wall Street Journal on the date payment was due as an annual interest rate.

2. The CEDING COMPANY shall provide the REINSURER with information which the REINSURER may need to prepare its tax, statutory and GAAP financial statements with respect to the Policies reinsured under this Agreement, including but not limited to information described in Schedule II and III. Such information shall be


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
     submitted at the end of each calendar year. A preliminary report shall be provided within twenty-five (25) days following the end of each calendar year and a final report shall be provided within forty (40) days following the end of the calendar year.

3. If the parties determine the summary of monetary transactions for an Accounting Period as required in this section did not accurately reflect the actual experience of the Policies during the Accounting Period, the CEDING COMPANY shall promptly submit a revised summary to the REINSURER. Any amount shown by the revised summary as owed by either the CEDING COMPANY or the REINSURER to the other shall be paid within 30 days.

4. The REINSURER may change the information required in Schedule II and III in order to obtain the data it reasonably needs to properly administer this Agreement or to prepare its financial statements. Such schedule change shall become effective only upon sixty (60) days prior written notice to the CEDING COMPANY.


                             E. TERMS OF REINSURANCE

1. All monetary amounts expressed in this Agreement are expressed in United States dollars and all amounts payable pursuant to this Agreement are payable in United States dollars.

2. This is an Agreement for indemnity reinsurance solely between the CEDING COMPANY and the REINSURER. The acceptance of reinsurance hereunder shall not create any right or legal relation whatever between the REINSURER and any person other than the CEDING COMPANY.

3. The REINSURER shall not participate in capital gains and losses of the CEDING COMPANY.

4. The REINSURER shall provide a Letter of Credit (as defined in section A. paragraph 6) to the CEDING COMPANY until the REINSURER becomes properly licensed to conduct business in the state of domicile of the CEDING COMPANY or becomes an accredited reinsurer therein.

                   (a) Such Letter of Credit will be issued in conformity with Regulation 133 of the New York State Insurance Department and may be drawn upon at any time, notwithstanding any other provisions herein, and be utilized by the CEDING COMPANY or any successor by operation of law of the CEDING COMPANY, including, without limitation, any liquidator, rehabilitator, receiver or conservator of such insurer for the following purposes: (i) to reimburse the CEDING COMPANY for


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
      the REINSURER'S share of premiums returned to the owners of Policies reinsured under this Agreement on account of cancellations of such policies; (ii) to reimburse the CEDING COMPANY for the REINSURER'S share of surrenders and benefits or losses paid by the CEDING COMPANY under the terms and provisions of the Policies reinsured hereunder; (iii) to fund an account with the CEDING COMPANY in an amount at least equal to the deduction, for reinsurance ceded, from the CEDING COMPANY'S liabilities for Policies ceded under this Agreement. Such amount shall include, but not be limited to, amounts for Policy reserves, reserves for claims and losses incurred, (including losses incurred but not reported), loss adjustment expenses and unearned premiums; and (iv) to pay any other amounts the CEDING COMPANY claims are due under this Agreement.

               (b) All of the foregoing shall be applied without diminution because of insolvency on the part of the CEDING COMPANY or the REINSURER.

               (c) Notwithstanding the above, the CEDING COMPANY shall be required to return any amounts drawn on the Letter of Credit in excess of the amounts required for subparagraphs (a)(i), (ii) and (iii) of this section, or in the case of subparagraph (a)(iv), any amounts that are subsequently determined not to be due.

5. The CEDING COMPANY may, at its sole option, recapture some or all of the business ceded under this Agreement from the REINSURER if the CEDING COMPANY increases its retention limit. The amount recaptured shall be that which causes the CEDING COMPANY to hold its full retention limit. The CEDING COMPANY shall pay to the REINSURER a fair price for the present value of future profits on the business recaptured, as the two companies shall reasonably agree. The terms and conditions of any such recapture shall be subject to review by the New York Insurance Department pursuant to Section 1505 of the New York Insurance Law.

6. If a policy lapses for nonpayment of premiums or other reason and is reinstated under the CEDING COMPANY'S terms and rules, the reinsurance will be reinstated by the REINSURER.

      THE CEDING COMPANY SHALL PAY THE BALANCE OF ARREARS OF PREMIUMS DUE UNDER A REINSTATED CESSION.

7. The CEDING COMPANY and the REINSURER agree to the DAC Tax Election pursuant to Section 1.848-2(g)(8) of the Income Tax Regulation under
      Section 848 of the Internal Revenue code of 1986, as amended, whereby:

      (a) the party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1); and


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      (b)   both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency.

      The term "net consideration" will refer to either net consideration as defined in Regulation Section 1.848-2(f) or gross amount of premiums and other consideration as defined in Regulation Section 1.848-3(b), as appropriate.

      This DAC Tax Election shall be effective for all years for which this Agreement remains in effect.

      The CEDING COMPANY and the REINSURER represent and warrant that they are subject to U.S. taxation under either the provisions of subchapter L of Chapter 1 or the provisions of subpart F of subchapter N of Chapter 1 of the Internal Revenue Code of 1986, as amended.


                               F. MATERIAL CHANGES

1. The CEDING COMPANY shall promptly notify the REINSURER of any proposed Material Change in the terms of the Policies.

2. Following a Material Change, other than that which is required by statute, regulation or insurance department action, the REINSURER may in its sole discretion (a) continue to reinsure the Policies under current terms, or
      (b) renegotiate the agreement. Any amendment to this Agreement which results from such negotiation shall be subject to review by the New York Insurance Department pursuant to Section 1505 of the New York Insurance Law.


                                 G. ARBITRATION

1. If the CEDING COMPANY and the REINSURER cannot mutually resolve a dispute regarding the interpretation or operation of this Agreement, the dispute shall be decided through arbitration as set forth in Schedule V. The arbitrators shall base their decision on the terms and conditions of this Agreement. However, if the terms and conditions of this Agreement do not explicitly dispose of an issue in dispute between the parties, the arbitrators may base their decision on the customs and practices of the insurance and reinsurance industry rather than solely on an interpretation of applicable law. The arbitrators' decision shall take into account the right to offset mutual debts and credits as provided in this Agreement. There shall be no appeal from the arbitrators' decision. Any court having jurisdiction over the subject matter and over the parties may reduce the arbitrators' decision to judgment.

2. The parties intend this section to be enforceable in accordance with the Federal Arbitration Act (9 U.S.C., Section 1) including any amendments to that Act which are


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
     subsequently adopted. In the event that either party refuses to submit to arbitration as required by paragraph 1, the other party may request a United States Federal District Court to compel arbitration in accordance with the Federal Arbitration Act. Both parties consent to the jurisdiction of such court to enforce this section and to confirm and enforce the performance of any award of the arbitrators.


                                  H. INSOLVENCY


1. For the purpose of this Agreement, the CEDING COMPANY or the REINSURER shall be deemed "insolvent" as determined by laws of its domiciliary state.

2. In the event of the insolvency of the CEDING COMPANY, all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement shall be payable by the REINSURER directly to the CEDING COMPANY or to its liquidator, receiver or statutory successor on the basis of the liability of the CEDING COMPANY under the Policies reinsured without diminution because of the insolvency of the CEDING COMPANY.

3. The CEDING COMPANY'S receiver, liquidator, or statutory successor shall give the REINSURER written notice of the pendency of a claim against the CEDING COMPANY on the Policy reinsured within a reasonable time after such claim is filed in the insolvency proceeding. During the pendency of such claim, the REINSURER may interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which the REINSURER may deem available to the CEDING COMPANY, or its receiver, liquidator or statutory successor.

4. Any expense incurred by the REINSURER pursuant to Section H paragraph 3, above, shall be payable subject to court approval out of the estate of the CEDING COMPANY as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the CEDING COMPANY in liquidation, solely as a result of the defense undertaken by the REINSURER. Where two or more reinsurers are participating in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by the CEDING COMPANY.

5. In the event of the insolvency of the REINSURER, the CEDING COMPANY may, at its option, recapture all reinsurance in force under this Agreement pursuant to section E paragraph 7, or may cancel this Agreement with respect to new business by promptly providing the REINSURER, its rehabilitator, receiver, liquidator or statutory successor with written notice of the cancellation effective the date on which the REINSURER'S insolvency is established by the authority responsible for such determination. Any requirement for a notification period prior to the cancellation of the Agreement would not apply under such circumstances.


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                               I. REPRESENTATIONS

1. The CEDING COMPANY and the REINSURER each acknowledges its responsibility for independently forming its own conclusions regarding:

      (a) the compliance of this Agreement with the laws and regulations of any particular state or jurisdiction;

      (b) the statutory or other accounting impact of this Agreement on the CEDING COMPANY'S and the REINSURER'S financial statements, and

      (c) the tax impact of this Agreement on the CEDING COMPANY and the REINSURER.

2. Unless otherwise explicitly provided for herein, the CEDING COMPANY and the REINSURER shall each be solely responsible for determining and discharging any state or federal income tax liability resulting from this Agreement, including any tax liability resulting from the initial monetary transactions.


                                 J. TERMINATION

1. Except as otherwise provided in this section, this Agreement shall be unlimited in duration.

2. Upon 90 days' notice, either party may terminate this Agreement with respect to new business not yet issued at the end of the 90 day notification period.

3. If none of the Policies are in force as of the end of the any Accounting Period, this Agreement shall automatically terminate as of the day the last Policy terminated.

4. The termination of this Agreement or of any reinsurance hereunder shall not affect any rights or obligations or either party applicable to the period prior to the effective date of termination.



K. PAYMENTS AND ACCOUNTING UPON TERMINATION OF AGREEMENT

1. If this Agreement is terminated, the CEDING COMPANY shall summarize all monetary transactions for the Terminal Accounting Period and report its summary to the REINSURER within forty (40) days of the later of the effective date of



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
      termination or of notice of termination. The report shall be in the form of Schedule II, Parts A and B.

2. The CEDING COMPANY shall provide the REINSURER with information the REINSURER may need to prepare its tax, statutory and GAAP financial statements for the Terminal Accounting Period as required by section D.

3. If the CEDING COMPANY ever becomes aware that its summary of monetary transactions for the Terminal Accounting Period as required in this section did not accurately reflect the actual experience of the Policies during the Terminal Accounting Period, it shall promptly submit a revised summary to the REINSURER, and the terminal payment shall be recalculated. Any amount shown by the revised summary as owed by either the CEDING COMPANY or the REINSURER to the other shall be paid promptly.


                                    L. OFFSET

Any debts or credits, matured or unmatured, liquidated or unliquidated, regardless of when they arose or were incurred, in favor of or against either the CEDING COMPANY or the REINSURER with respect to this Agreement are deemed to be mutual debts and credits and shall be set off, and only the balance shall be allowed or paid.


                                M. MISCELLANEOUS

1. Certain terms used in this Agreement are defined in the Definitions of Terms schedule and are to be interpreted in accordance with such definitions. In the absence of a specific definition, a term used in this Agreement is to be interpreted in accordance with customary insurance and reinsurance industry practices.

2. Any Error made by either the CEDING COMPANY or the REINSURER in the administration of reinsurance under this Agreement shall be corrected by the submission of revised reports and restoring both the CEDING COMPANY and the REINSURER to the positions they would have occupied had no Error occurred.

3. The REINSURER may audit, at any reasonable time and at its own expense, all records and procedures relating to reinsurance under this Agreement. The CEDING COMPANY shall cooperate in the audit, including providing any information requested by the REINSURER in advance of the audit. Further, the CEDING COMPANY agrees to complete, at the request of the REINSURER and in a manner acceptable to the REINSURER, a process which confirms the existence of the Policies.


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
4. Neither the CEDING COMPANY nor the REINSURER may assign any of the rights and obligations under this Agreement, nor may either party sell, assumption reinsure or transfer the Policies without the prior written consent of the other party. Consent will not be withheld if the assignment, sale, assumption reinsurance or transfer does not have a material effect on the risks transferred or the expected economic results to the party requested to consent. This provision shall not prohibit the REINSURER from reinsuring the Policies on an indemnity basis.

5. This Agreement represents the entire agreement between the CEDING COMPANY and the REINSURER and supersedes, with respect to its subject matter, any prior oral or written agreements between the parties. Any amendments to this Agreement shall be set forth in writing and signed by all required parties.

6. No modification or waiver of any provision of this Agreement shall be effective unless set forth in a written amendment to this Agreement which is executed by both parties. A waiver shall constitute a waiver only with respect to the particular circumstance for which it is given and not a waiver of any future circumstance.



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
                                  N. EXECUTION

                               IN WITNESS WHEREOF,

              THE MANUFACTURERS LIFE INSURANCE COMPANY OF NEW YORK

                                of Rye, New York

                                       and

                 THE MANUFACTURERS LIFE INSURANCE COMPANY (USA)

                          of Bloomfield Hills, Michigan


have by their respective officers executed this Agreement in duplicate on the dates shown below.

THE MANUFACTURERS LIFE INSURANCE COMPANY OF NEW YORK

Signed at  __________________

By  _________________________                        By ________________________

Title _______________________                        Title _____________________

Date ________________________                        Date ______________________


THE MANUFACTURERS LIFE INSURANCE COMPANY (USA)

Signed at ______________________

By     _________________________                     By ________________________

Title  _________________________                     Title _____________________

Date   _________________________                     Date ______________________


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                               DEFINITION OF TERMS


ACCOUNTING PERIOD - for the month in which this Agreement becomes effective, the period beginning on the Effective Date and ending on the Last Day of The Current Accounting Period. Thereafter, the period beginning on the day following the Last Day Of The Preceding Accounting Period and ending on the Last Day Of The Current Accounting Period.

AGREEMENT - this document and all schedules and amendments to it.

BENEFITS - the death benefits provided by the CEDING COMPANY pursuant to the Policies.

CONTINUATION POLICY - a new Policy changing or replacing a Policy made or issued both (1) not in compliance with the terms of the Policy and (2) without the same new underwriting information that the CEDING COMPANY would obtain in the absence of the Policy, without a suicide exclusion period or contestable period as long as those contained in new issues of the CEDING COMPANY, or without the payment of the same commissions in the first year that the CEDING COMPANY would have paid in the absence of the Policy. For purposes of Section F, "MATERIAL CHANGES," a creation of a continuation policy shall constitute a material change.

EFFECTIVE DATE - the date set forth in Section A, paragraph 3.

ERROR - any isolated, inadvertent deviation from the terms of this Agreement resulting from the act or omission of an employee of either the CEDING COMPANY or the REINSURER whose principal function is administrative in nature.

EXECUTION DATE - the date this Agreement is signed by the last of the parties to sign it.

LAST DAY OF THE CURRENT ACCOUNTING PERIOD - shall refer to the last day of the month for which the calculation is being made.

LAST DAY OF THE PRECEDING ACCOUNTING PERIOD - shall refer to the last day of the preceding month.

MATERIAL CHANGE - a change that a prudent insurance executive would consider as likely to have a material impact on the REINSURER'S experience under this Agreement.

NET AMOUNT AT RISK - the excess of the Death Benefit over the Account Value on the Policy.


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                         DEFINITION OF TERMS (CONTINUED)


POLICY(IES) - the insurance policy(ies) identified in Schedule I which are reinsured pursuant to this Agreement.

QUOTA SHARE - the percentage of the Net Amount at Risk (as determined according to Schedule I) which is ceded by the CEDING COMPANY to the REINSURER pursuant to this Agreement.

TERMINAL ACCOUNTING PERIOD - the period commencing on the day following the Last Day Of The Preceding Accounting Period and ending on the effective date of termination pursuant to any notice of termination given under this Agreement or such other date as shall be mutually agreed to in writing.

UNUSUAL EXPENSES - non-routine charges incurred by the CEDING COMPANY in defending or investigating a claim for policyholder benefits or in rescinding a Policy, including penalties, attorney's fees, and interest imposed automatically by statute against the CEDING COMPANY and arising solely out of a judgment rendered against the CEDING COMPANY in a suit for policyholder benefits, provided that the following categories of expenses or liabilities shall not be considered "Unusual Expenses:"

      (a)   routine investigative or administrative expenses;

      (b) expenses incurred in connection with a dispute or contest arising out of conflicting claims of entitlement to policyholder benefits which the CEDING COMPANY admits are payable;

      (c) expenses, fees, settlements, or judgments arising out of or in connection with claims against the CEDING COMPANY for punitive or exemplary damages; and

      (d) expenses, fees, settlements, or judgments arising out of or in connection with claims made against the CEDING COMPANY and based on alleged or actual bad faith, failure to exercise good faith, or tortious conduct.

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                                   SCHEDULE I

                 QUOTA SHARE AND POLICIES SUBJECT TO REINSURANCE

The Quota Share of a Policy issued by the CEDING COMPANY that is reinsured is the ratio of the Policy's Face Amount at issue in excess of $100,000 (or the CEDING COMPANY'S retention on the Policy if less than $100,000 because other insurance is already in force on the insured), if any, divided by the Policy's Face Amount at issue.

ACCIDENTAL DEATH BENEFIT RIDERS SHALL BE QUOTA SHARE REINSURED.
The Policies to be ceded are those issued after the effective date on the following policy forms:

                               Policy Form Number


                                    N.0644.ny

                               SCHEDULE II, PART A

                        SUMMARY OF MONETARY TRANSACTIONS

           for the period from ________________ to __________________
                with respect to the Quota Shares of the Policies

1.    Reinsurance premiums at the Quota Shares


2.    Death Benefits at the Quota Shares

3.    Other Reimbursements at the Quota Shares

      (a) unusual expenses
      (b) commission allowances specified in Schedule IV

4. Number of, and Face Amount of, Policies in Force at End of Period at the Quota Shares

                               SCHEDULE II, PART B

                        SUMMARY OF MONETARY TRANSACTIONS

               for the period from _____________ to _____________

A.     Due REINSURER at Quota Shares

       1.  Reinsurance premiums at the Quota Shares

       2.  Total due REINSURER

B.     Due CEDING COMPANY

       1.  Death Benefits at Quota Shares

       2.  Other Reimbursements at Quota Shares
           Unusual Expenses
           Commission allowances

       3.  Total Due CEDING COMPANY

C. Amount Due REINSURER (if positive) or Due CEDING COMPANY (if negative) (A less B)

D.     Amounts Previously Paid for Accounting Period

E.     Net Amount Due (C less D)

                                  SCHEDULE III

                                  ANNUAL REPORT

The annual report shall provide the following information for both General and Separate Accounts:

-    Exhibits 1, 8 and 11 from the NAIC - prescribed annual statement

- "Analysis of Increase in Reserves" from the NAIC - prescribed annual statement

-    "Exhibit of Life Insurance" from the NAIC - prescribed annual statement

-    documentation of the calculation of the reported reserves

-    tax reserves and required interest

                                   SCHEDULE IV

                                   ALLOWANCES


                              Commission Allowances

On the Net Amount at Risk corresponding to the first $100,000 Face Amount ceded at issue on a Policy ("Basic Quota Share"), 100% of the reinsurance premium ceded in the first policy year, plus 6.25% of the reinsurance premium ceded in the second and later policy years.

On the Net Amount at Risk corresponding to the excess of the full Quota
     Share over the Basic Quota Share, (that is to ceded amounts beyond the first $100,000 Face Amount ceded at issue on a Policy), 50% of the reinsurance premium ceded in the first policy year, plus 3.125% of the reinsurance premium ceded in the second and later policy years.


For cases with aggregate coverage in excess of $30 million, these allowances are subject to individual facultative underwriting adjustment.


                                  Premium Rates

 1. For the Net Amount at Risk reinsured in a year (that is, the Quota Share of the Net Amount at Risk), the reinsurance premium (before commission allowances) is 96% of Table III, subject to any necessary rate increase. Premiums are to be paid annually.

 2. The reinsurance premium rates are not guaranteed for more than one year at a time. If actual death claims are expected to exceed the reinsurance premiums, the REINSURER may increase the reinsurance premium rates, but not beyond the appropriate one year term premiums calculated on the 1980 C.S.O. smoker/non-smoker mortality table at 4.5% interest.

 3. Each month the new amount at risk will be calculated on the current fund and will be compared to the net amount at risk used to calculate the premium. Whenever there is a fluctuation that is greater than $50,000, the system will recalculate the reinsurance net amount at risk from that month forward to the next policy anniversary and will adjust the premiums accordingly.

 4. REINSURANCE PREMIUM RATES FOR THE ACCIDENTAL DEATH BENEFIT RIDER SHALL BE THE SAME AS THE RATES CHARGED BY THE CEDING COMPANY.


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
                                   SCHEDULE V

                              ARBITRATION SCHEDULE

To initiate arbitration, either the CEDING COMPANY or the REINSURER shall notify the other party in writing of its desire to arbitrate, stating the nature of its dispute and the remedy sought. The party to which the notice is sent shall respond to the notification in writing within ten (10) days of its receipt.

The arbitration hearing shall be before a panel of three arbitrators, each of whom must be a present or former officer of a life insurance company. An arbitrator may not be a present or former officer, attorney, or consultant of the CEDING COMPANY or the REINSURER or either's affiliates.

The CEDING COMPANY and the REINSURER shall each name five (5) candidates to serve as an arbitrator. The CEDING COMPANY and the REINSURER shall each choose one candidate from the other party's list, and these two candidates shall serve as the first two arbitrators. If one or more candidates so chosen shall decline to serve as an arbitrator, the party which named such candidate shall add an additional candidate to its list, and the other party shall again choose one candidate from the list. This process shall continue until two arbitrators have been chosen and have accepted. The CEDING COMPANY and the REINSURER shall each present their initial lists of five (5) candidates by written notification to the other party within twenty-five (25) days of the date of the mailing of the notification initiating the arbitration. Any subsequent additions to the list which are required shall be presented within ten (10) days of the date the naming party receives notice that a candidate that has been chosen declines to serve.

The two arbitrators shall then select the third arbitrator from the eight (8) candidates remaining on the lists of the CEDING COMPANY and the REINSURER within fourteen (14) days of the acceptance of their positions as arbitrators. If the two arbitrators cannot agree on the choice of a third, then this choice shall be referred back to the CEDING COMPANY and the REINSURER. The CEDING COMPANY and the REINSURER shall take turns striking the name of one of the remaining candidates from the initial eight (8) candidates until only one candidate remains. If the candidate so chosen shall decline to serve as the third arbitrator, the candidate whose name was stricken last shall be nominated as the third arbitrator. This process shall continue until a candidate has been chosen and has accepted. This candidate shall serve as the third arbitrator. The first turn at striking the name of a candidate shall belong to the party that is responding to the other party's initiation of the arbitration. Once chosen, the arbitrators are empowered to decide all substantive and procedural issues by a majority of votes.

It is agreed that each of the three arbitrators should be impartial regarding the dispute and should resolve the dispute on the basis described in the "ARBITRATION" section. Therefore, at no time will either the CEDING COMPANY or the REINSURER contact or otherwise communicate with any person who is to be or has been designated as a candidate to serve as an arbitrator concerning the dispute, except upon the basis of jointly drafted communications (which may include independently prepared statements) provided by both the CEDING COMPANY and the REINSURER to inform those candidates actually chosen as arbitrators of the nature and facts of the dispute. Likewise, any written or oral arguments provided to the arbitrators concerning the dispute shall be coordinated with the other party or shall take place in the presence of the other party. Further, at no time shall any arbitrator be informed that the arbitrator has been named or chosen by one party or the other.

The arbitration hearing shall be held on the date fixed by the arbitrators. In no event shall this date be later than six (6) months after the appointment of the third arbitrator. The arbitration hearing shall be held in the city where the administrative home office of the party responding to the arbitration is located. IN ANY EVENT, THE ARBITRATION SHALL TAKE PLACE IN THE STATE OF NEW YORK. As soon as possible, the arbitrators shall establish prearbitration procedures as warranted by the facts and issues of the particular case. At least ten (10) days prior to the arbitration hearing, each party shall provide the other party and the arbitrators with a detailed statement of the facts and arguments it will present at the arbitration hearing. The arbitrators may consider any relevant evidence; they shall give the evidence such weight as they deem it entitled to after consideration of any objections raised concerning it. The party initiating the arbitration shall have the burden of proving its case by a preponderance of the evidence. Each party may examine any witnesses who testify at the arbitration hearing. Within twenty (20) days following the end of the arbitration hearing, the arbitrators shall issue a written decision which shall set forth their decision and the factual basis for their decision. In their written decision the arbitrators shall demonstrate that they have offset mutual debts and credits as provided in this Agreement. In no event, however, may the arbitrators award punitive or exemplary damages. In their decision, the arbitrators shall also apportion the costs of arbitration, which shall include, but not be limited to, their own fees and expenses.


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